Exhibit 99.1

Starwood Property Trust to Acquire $2.2 Billion Net Lease Platform

- 467 Properties, 92 Tenants, 17 Year Weighted Average Lease Term and Contractual Rent Growth -

- Platform Provides Growth Engine in Global Net Lease Real Estate Market -

- Solidifies the Company’s Position as Leading Diversified REIT -

- Transaction Expected to be Accretive to Distributable Earnings -

- Provides Preliminary Financial Results for Q2 2025 -

- Early Declared $0.48 Dividend for Q3 2025 -

MIAMI BEACH, FL, (July 16, 2025), Starwood Property Trust, Inc. (NYSE: STWD) (the “Company” or “Starwood Property Trust”) today announced that the Company has entered into a definitive agreement to acquire Fundamental Income Properties, LLC (“Fundamental”), a fully integrated net lease real estate operating platform and owned portfolio, for approximately $2.2 billion.

Fundamental, currently owned by Brookfield Asset Management, operates a vertically integrated net lease real estate investment business led by a best-in-class, experienced management team. The 28-person team, which will be employed by the Company, brings comprehensive capabilities across originations, credit and real estate underwriting, portfolio management, and capital markets. Fundamental executes its acquisitions through strong relationships with middle market companies and private equity sponsors across a variety of industries.

The acquired portfolio consists of 467 properties spanning 12 million square feet across 44 states, 56 industries, and 92 tenants. The assets demonstrate strong credit quality, featuring a 17-year weighted average lease term, and 2.2%1 average annual rent escalations.

“When we went public in 2009, we said we would create a diversified company around the areas of expertise of our Manager, Starwood Capital. With the addition of another business cylinder, we are expanding into another proven, scalable segment with strong synergies with our platform. Our core commercial real estate lending business is now approximately half of our asset base as we have strategically expanded into complementary lending and investing verticals,” said Barry Sternlicht, Chairman and CEO of Starwood Property Trust. “This diversification has allowed us to weather cycles and deliver consistent earnings and dividends for our shareholders, who have earned an average of 10.8% per year on their investment since our formation as a blind pool in 2009. The acquisition of Fundamental marks the next evolution, but not the last, of our platform. The quality of the team, their robust structuring capabilities and deep credit focus align perfectly with our culture. While we have strong experience in the net lease sector, the scale and infrastructure of Fundamental provide us with the opportunity to significantly grow in this attractive asset class using our combined expertise.”

1 Assumes CPI of 2.0% or greater

Jeffrey DiModica, President of Starwood Property Trust, added, “We are very fortunate to add such a successful, experienced and thoughtful team with deep industry relationships and a proven track record of success. With our combined relationships and global reach, we are poised to increase market share. With nearly 20-year leases, annual rent escalators and access to attractive proven ABS financing, the transaction highlights our safety focus. We anticipate this investment to be accretive to distributable earnings after giving effect to projected refinancing of existing debt and projected acquisition volume, and the impact of this accretion will grow as we deploy more capital at our targeted yields. We are pleased to welcome the Fundamental team to the Starwood family.”

“We are excited to join Starwood Property Trust and further scale our business as part of this best-in-class organization,” said Chris Burbach, CEO of Fundamental. “Our team has built a proven, credit-oriented origination process, supported by long-standing relationships across industries. Together with Starwood Property Trust’s real estate expertise, consistent access to capital, and a growing net lease market, we are well positioned to capitalize on compelling investment opportunities.”

Alexi Panagiotakopoulos, CIO of Fundamental, added, “We built our platform to meet the growing capital needs of middle market companies by providing efficient capital along with certainty of execution. Joining Starwood Property Trust enhances our abilities to help our current and future clients grow and improve their businesses.”

Summary of Strategic Benefits

The Company expects the acquisition to provide the following benefits:

•	Compelling Risk Adjusted Returns with Strong Credit Profile: The diversified net lease portfolio provides predictable, long-term cash flows with built-in downside protection, driven by high tenant quality and durable lease structures with contractual rent growth.

•	Attractive Portfolio Characteristics (data as of March 31, 2025):

o	100% occupied
o	Diversified across 92 tenants from 56 industries including food production and distribution, auto services, retail, restaurants, entertainment and education
o	0% credit losses since inception
o	2.2% average annual rent increases[2]
o	17-year weighted average remaining lease term

•	Highly Scalable Opportunity: The transaction establishes a platform in the large and highly fragmented net lease market, positioning the Company to capitalize on anticipated growth in transaction volume.

•	Enhanced Origination Capabilities: The Fundamental team brings deep relationships with private equity sponsors and middle market businesses, expanding the Company’s access to proprietary credit investment opportunities.

2 Assumes CPI of 2.0% or greater

•	Capital Markets Access: The acquisition provides access to specialized asset-backed security financing markets, enabling the Company to leverage its capital markets expertise for efficient, cost-effective financing solutions across its platform.

•	Solidifies Position as Leading Diversified REIT: The acquisition further reinforces the Company’s status as a global real estate leader with enhanced capital deployment capabilities across multiple asset classes and a proven ability to deliver attractive risk-adjusted returns through various market cycles.

In connection with the transaction, the Company will assume Fundamental’s existing financing facilities totaling $1.3 billion, including $0.9 billion of asset-backed security debt. The Company expects to fund the remainder of the purchase price with a combination of cash on hand and debt and equity capital. The transaction is expected to close on or about July 23, 2025, subject to the satisfaction or waiver of customary closing conditions.

Advisors

BofA Securities is serving as sole financial advisor to Starwood Property Trust.

Wells Fargo and Evercore are serving as financial advisors to Brookfield Asset Management.

Preliminary Results for the Three Months Ended June 30, 2025

On a preliminary basis, for the three months ended June 30, 2025, the Company expects earnings per diluted share in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to be in the range of $0.36 to $0.38, with Distributable Earnings per diluted share (a non-GAAP financial measure) in the range of $0.42 to $0.44. These results include $44 million, or $0.13 per share, of realized losses related to the sale of our foreclosed Houston, Texas office building, which was discussed during our first quarter earnings call. See below for an important discussion regarding Distributable Earnings, including a reconciliation of estimated GAAP earnings to estimated Distributable Earnings per diluted share.

The Company estimates its book value as of June 30, 2025 was approximately $6.42 billion, or $18.78 to $18.80 per share. Book value and book value per share as of March 31, 2025 were $6.41 billion and $18.87, respectively. The Company estimates its undepreciated book value per share was approximately $19.64 to $19.66 as of June 30, 2025, compared to $19.76 as of March 31, 2025.

During the quarter ended June 30, 2025, the Company invested $3.2 billion across business lines, including $1.9 billion in commercial lending and $0.7 billion in infrastructure lending. Of these new investments, the Company funded $2.5 billion and $258 million under pre-existing loan commitments. Also, during the quarter, we foreclosed on two loans that were on nonaccrual and were previously rated 5, the highest risk category in our internal rating system. One was a $56 million life science property in Boston, Massachusetts and the other an $84 million multifamily property in Windermere, Florida. During the quarter, we downgraded two loans with a total carrying value of $137 million from a 3 to a 4 risk rating and upgraded one $137 million loan from a 5 to a 4 rating. There were no new 5 risk rated loans in the quarter.

As of July 15, 2025, the Company had $1.4 billion of liquidity after paying our second quarter dividend, including cash and approved but undrawn capacity on its secured financing agreements.

As previously disclosed, the Company will release its second quarter 2025 financial results on Thursday, August 7, 2025 before the opening of trading on the New York Stock Exchange.

Non-GAAP Financial Measures

Reconciliation of Estimated GAAP Earnings per Diluted Share to Estimated Distributable Earnings per Diluted Share

The table below reconciles the Company’s estimated range of GAAP earnings per diluted share to the Company’s estimated range of Distributable Earnings per diluted share, for the three months ended June 30, 2025.

	Three months ended June 30, 2025
	Preliminary (Unaudited)
Estimated GAAP Earnings per Diluted Share	$0.36	-	$0.38
Add / (Deduct):
Non-cash items	0.09	-	0.11
Unrealized (gains)/losses, net	(0.03)	-	(0.05)
Estimated Distributable Earnings per Diluted Share	$0.42	-	$0.44

Distributable Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT. For the Company’s purposes, Distributable Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee due to the Company’s external manager, acquisition costs for successful acquisitions, depreciation and amortization of real estate and associated intangibles, any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period and, to the extent deducted from net income (loss), distributions payable with respect to equity securities of subsidiaries issued in exchange for properties or interests therein. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors. Refer to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 for additional information regarding Distributable Earnings.

Early Declaration of $0.48 Dividend for Third Quarter 2025

The Company's Board of Directors has declared a dividend of $0.48 per share of common stock for the quarter ending September 30, 2025. The dividend is payable on October 15, 2025 to stockholders of record as of the close of business on September 30, 2025.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD) is a leading diversified finance company with a core focus on the real estate and infrastructure sectors. An affiliate of global private investment firm, Starwood Capital Group, the Company has successfully deployed $108 billion of capital since inception and manages a portfolio of $27.5 billion across debt and equity investments. Starwood Property Trust's investment objective is to generate attractive and stable returns for shareholders, primarily through dividends, by leveraging a premiere global organization to identify and execute on the best risk-adjusted returning investments across its target assets. Additional information can be found at www.starwoodpropertytrust.com.

Disclaimer and Forward-Looking Statements

The estimated financial results contained in this press release are preliminary, and final results for the three months ended June 30, 2025 may change. These preliminary results are based upon our estimates and are subject to completion of our quarterly financial closing procedures. In addition, these preliminary results have not been reviewed by our independent registered public accounting firm. This summary of recent results is not a comprehensive statement of our financial results for the three months ended June 30, 2025.

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are developed by combining currently available information with our beliefs and assumptions and are generally identified by the words “believe,” “expect,” “anticipate” and other similar expressions.  Although Starwood Property Trust believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, satisfaction or waiver of the conditions precedent to the consummation of the contemplated acquisition of Fundamental, unanticipated difficulties or expenditures relating to, of the failure to realize the benefits of, the contemplated acquisition, including in terms of the acquisition on the Company’s future performance, completion of pending investments and financings, continued ability to acquire additional investments, competition within the finance and real estate industries, availability of financing, and other risks detailed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as other risks and uncertainties set forth from time to time in the Company’s reports filed with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

In light of these risks and uncertainties, there can be no assurances that the results referred to in the forward-looking statements contained herein will in fact occur. Except to the extent required by applicable law or regulation, we undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com